Exhibit 10.3

Acquisition Rights - Redbank

Hunter Energy

And

Albertson Pty Ltd

Acquisition Rights – Redbank Power Station

THIS DEED IS DATED THE 29 MARCH 2018

PARTIES

ALBERTSON RESOURCES PTY LTD (ACN 135 851 213) of level 33, 52 Martin Place, Sydney NSW (Albertson);

And

HUNTER ENERGY PTY LTD (ACN 624 824 791) of level 33, 52 Martin Place, Sydney, NSW (Hunter Energy);

BACKGROUND

A.
Albertson has secured the right to acquire a 100% interest in all of the assets compromising the Redbank Power Station Project in NSW (Redbank Power Station) and wishes to assign these rights to Hunter Energy

B.	Hunter Energy has been incorporated to acquire the Redbank Power Station and has agreed to assume the acquisition of the Redbank Power Station on the terms set out herein

It is AGREED that:

1.	ACQUISITION OF 100% OF THE REDBANK POWER STATION

1.1	Albertson has reached agreement to acquire the Redbank Power Station on the terms and conditions set out in the option attached as Annexure A (“Option”)

1.2	In accordance with the Option and with effect from the date of this deed and the consideration set out in Clause 2 hereof:

(a)	Albertson assigns all of its rights, obligations and benefits in and to the Option to Hunter Energy;

(b)	Hunter Energy accepts the assignment of all of Albertson’s rights, obligations title, interest, and benefits in and to the Option; and

(c)	Hunter Energy:

(i)	assumes all benefits and obligations under the Option agreement,

(ii)	Agrees to meet all care and maintenance payments to Biogreen as required thereunder,

(iii)	Agrees to negotiate and enter into the Asset Sale Agreement in accordance with the Option; and

(iv)	pay all costs and expenses associated with the Redbank Power Station acquisition.

2.	CONSIDERATION

The Parties agree that in consideration of Albertson assigning the right to acquire Redbank Power Station as set out in the Option to Hunter Energy, Hunter Energy will in recognition of costs incurred by Albertson and introductory fees pay the following consideration to Albertson:

(a)	$1,300,000 in three instalments

(i)	$150,000 upon raising initial capital but no later than 30 March 2018;

(ii)	$150,000 upon completing capital raisings in excess of $250,000 but no later than 30 May 2018; and

(iii)	$1,000,000 upon the acquisition of Redbank Power Station by Hunter Energy.

(b)	A Performance payment of $4,500,000 within 4 months after the successful recommencement of generation and delivery of energy into the grid

3.	FULL LENGTH AGREEMENT

The Parties acknowledge that Hunter Energy is considering listing on the ASX and agree that they shall (if required) negotiate in good faith a long form agreement encompassing both this assignment and the Option Agreement after Hunter Energy receives advice in relation to corporate structures, taxation and any other contractual requirements.

It is a term of the Option Agreement that Hunter Energy will be required to enter into an Asset Sale Agreement which is currently being finalised with Biogreen.

For the avoidance of doubt nothing in this clause gives Albertson the right to terminate or vary this assignment.

4.	FURTHER ASSURANCE

Each party shall do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this deed.

5.	GOVERNING LAW AND JURISDICTION

(a)
This deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with New South Wales law.

(b)
The parties irrevocably agree that the courts of New South Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out  of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED BY
ALBERTSON RESOURCES PTY LTD
ACN 135 851 213
in accordance with section 127 of the
Corporations Act

/s/ Richard Poole

Director

Richard Poole

EXECUTED BY
HUNTER ENERGY PTY LTD
ACN 624 824 791
in accordance with section 127 of the
Corporations Act

/s/ Warren Kember

Director

Richard Poole

Annexure A

BINDING OPTION AGREEMENT

PRIVATE AND CONFIDENTIAL

Biogreen Energy Pty Ltd (ACN 608 060 984) (Biogreen) holds a 100% interest in the Redbank Power Station Project in NSW (Project).

This Option Agreement (Option Agreement) sets out the terms and conditions upon which Biogreen has agreed to grant Albertson Resources Pty Ltd (ACN 135 851 213) or its nominee (Albertson or its nominee are collectively referred to as the Company) an exclusive option (Option) to acquire a 100% interest in the Project (Acquisition).

This Option Agreement supersedes any and all previous correspondence, agreements or understandings between the parties.

Acquisition and exclusivity
Biogreen has agreed to irrevocably grant to the Company an exclusive Option to purchase the assets and assume the agreed liabilities of the Project on the terms and conditions set out in this document and the attached Asset Sale Agreement. Biogreen must not enter into any other Option or Sale Agreement for the Project during the Option Period.

For the avoidance of doubt, the parties intend that the framework Asset Sale Agreement will be mutually agreed, and the parties will work to finalise the terms during the Option Period.

Grant of Option
Subject to the terms and conditions of this Option Agreement, (including without limitation, the Company paying the Option Payments in cleared funds, Biogreen irrevocably grants the Option to the Company.

The Option is exercisable by the Company at any time commencing on the date of execution of this Option Agreement (Execution Date) and ending at 5pm on 18 December 2018 (or such other date and time as is agreed in writing between the parties) (Initial Option Period). For the avoidance of any doubt, the Initial Option Period shall be for a period of 12 months from the Execution Date.

The Company may extend the Initial Option Period to 5pm on 18 December 2019 by providing Biogreen notice in writing advising of the Company intention to extend the Initial Option Period and paying to Biogreen the amount of $100,000 (Extended Option Period). The Initial Option Period and the Extended Option Period shall be collectively referred to as the Option Period. For the avoidance of any doubt, the Option Period (if the Extended Option Period applies) shall be for a period of 24 months from the Execution Date.

The Company may at any time, terminate the Option and bring the Option Period Payments to an end by notifying Biogreen in writing that it does not wish to proceed with the Option, and upon receipt by Biogreen of such notice:

(i)           the Company will make the next two Option Period Payments (in one lump sum within 30 days of such termination); and

(ii)          the Option will immediately lapse and no longer be capable of exercise or extension by the Company; and

(iii)         the Option Period will be taken to have ended.

If the Company terminates the Option then, Biogreen will own and have the benefit of all the work done during the Option Period including work done by the Company and its consultants. All information and documents relating to this work will be treated as Confidential Information of Biogreen, other than information and documents which is solely created and provided by the Company to Biogreen during the Option Period and agreed at the time the information is provided to be Confidential Information of the Company. All Confidential Information in relation to the Project must be returned to Biogreen upon termination of the Option (other than that information which is identified as being the Confidential Information of the Company). The provisions of Section 8 shall apply to that Confidential Information.

Exercise of Option	The Company may exercise the Option at any time during the Option Period by delivering to Biogreen a written notice of exercise (Option Exercise Notice).
Sale Agreement
Upon exercise of the Option the parties agree to contemporaneously enter into a binding Asset Sale Agreement reflecting the following key terms as set out below.

During the Option Period, the parties will use their best endeavours, acting in good faith to conclude a final form of the Asset Sale Agreement based on these principles and generally accepted commercial terms, with a view to being in a position to sign a binding Asset Sale Agreement at the same time as the exercise of  the Option

In the event the parties (acting reasonably) cannot agree the final form of the Asset Sale Agreement  within 6 months of the date of this Option Agreement, any outstanding provisions that cannot be agreed must be referred for determination of the specific point of difference to an expert:

agreed by the parties; or

failing agreement within 14 days after either of them calls for agreement, to an expert nominated by the Resolution Institute and the expert shall be asked to determine a reasonable compromise on each point of difference referred to it, having regard to the provisions of the draft Asset Sale Agreement attached and the principles set out in this option Agreement. Any expert appointed under this paragraph is to act as an expert and not an arbitrator and in relation to such appointment:

the expert's decision as to the compromise provision of the Asset Sale Agreement is final and binding on the parties; and

the parties are to pay the expert's costs in equal proportions.

If an expert is appointed, the Option term shall be extended until such time as the Asset Sale Agreement is ready and can be signed on the exercise of the Option, provided the Company has complied with its  obligations under this Option Agreement.

The key terms of the Asset Sale Agreement are:

The Company shall

a)          acquire the whole of the Assets, free from all liabilities other than the Environmental Liabilities (as defined in the Asset Sale Agreement) of the Project which it will assume.

b)          shall pay to Biogreen a total of $9.5m in consideration

c)          The consideration shall be paid as to

i)          $4.5m unconditionally; and

ii)          $5.0m out of audited profits generated out of the Project upon the recommencement of generation.

d)          The $4.5m shall be paid as follows:

i)          $2.5m on exercise of the Option; and

ii)          $2.0m by way of 4 payments of $500,000   each at 6 monthly intervals with the first payment due 6 months from the date   of exercise of the Option.

e)          The $5.0m shall be paid out of the audited profits generated by the Project, up to a maximum of 30% of total net profits in any one year until paid, and after allowing for any audited projected cash payments required over the 6 months following the end of the relevant financial year  to meet required payments under any external debt of the Company which relates to the Project.

f)           The Asset Sale Agreement will include a mechanism:

(iv)       for ensuring that the Company conducts only the Project and is obligated to ensure that the Project is pursued to maximise profits within the Company until such time as the full consideration has been paid; and

(v)         for determining how profits are calculated (with specific accounting inclusions and exclusions, similar to post completion accounting for an  earn out); and

(vi)        to ensure that Biogreen has a right to be consulted on any matter which would materially reduce or delay profits from the Project (eg. optional capex, which is desirable for future growth but not immediately required)

g)          The Company will offer to agreed secured debt holders (as detailed in an agreed schedule) the right to participate in third party capital raisings conducted after the date that is 6 months from the date of this Option provided that the participation is less than 20% of the total amount being raised unless otherwise agreed between the parties. The secured debt holders will  have no obligation to take up any such offer.

h)         The Company will also undertake bona fide discussions in relation to offering a convertible note to any secured debt holders at the time of exercising the option on normal commercial terms. The Company shall have the last and final right to determine such terms. The secured debt holders will have no obligation to take up any such offer.

i)           BioGreen must during the Option Period, and prior to the exercise of the Option provide all reasonable assistance to the Company as a potential Buyer of the Project, to assist the  Buyer to assess the viability of the Project and to facilitate reasonable planning for the profitable operation of the Project (but this shall not include services of the nature of those contemplated by paragraph(j); and

j)           Biogreen must, following exercise of the Option, if requested by the Company, use its best endeavours to assist the Company by providing consulting services under the terms of a consultancy agreement (to be reasonably agreed between the parties acting in good faith, including reasonable provisions for the remuneration of Biogreen, to advance the Project towards operating profits (which will be achieved by restarting generation).

k)          The Assets being acquired will be described in the contract and will be free of all liabilities other than the Environmental Liabilities or as otherwise agreed in writing.

l)           The Assets are:

   I.          the land at 112 Longpoint Road, Warkworth NSW 2330 (the Site);

   II.         the assets on the Site as at the date of the Asset Sale Agreement and identified by the parties in that agreement; and

   III.        any other assets, approvals, licences, leases, rights etc. owned by or for the benefit of Biogreen and that are capable of being transferred to the Company.

m)        No warranties will be given by Biogreen in  relation to:

  I.          the Assets;

   II.         the Water Access Licence number 8603 issued to Redbank Project Pty Limited (having New South Wales Department of Infrastructure, Planning and Natural Resources reference number 20AL201817) (and the share component of 3,400 units held under it);

nor any matters related to the same (including any matters arising out of due diligence) other than:

   III.        standard title and capacity warranties by the Seller; and

   IV.        mandatory non-excludable warranties required by law in relation to the Assets

Option Period Payments
The Company will pay a fee to Biogreen during the Option Period of $40,000 per month to be utilised as set out herein (Option Period Payments).

The Option Period Payments shall be used to meet the costs of maintaining the Assets in good standing (including security costs) during the Option Period and for the working capital purposes of Biogreen.

A prepayment of $120,000 (being the first three months of the Option Period Payments) will be deposited in cleared funds into Biogreen’s NAB Account on or before Friday, 22 December 2017.

If the Company exercises the Option, all Option Period Payments will be applied to and form part of the purchase price contemplated by the sale agreement (Asset Sale Agreement) attached at Annexure 1 of this Option Agreement.

If the Company does not exercise the Option, the Option Period Payments not exceeding an amount of $400,000 will be repaid by Biogreen to the Company in the following circumstances:

(vii)       the Assets being sold to another buyer for more than the then remaining liabilities of Bio Green (post sale) and that amount being received by Biogreen (New Buyer Purchase); or

(viii)       Biogreen retains ownership of the Assets (the subject of this agreement) and the Assets generate sufficient free cashflow from the operation of the Assets to  repay the Option Period Payments (Profits Payment).

In the event of a New Buyer Purchase, the Option  Period Payments (not exceeding an amount of $400,000) will be repaid to the Company in one lump sum within 30 days of the Purchase price being received by Biogreen.

If, at any time during the option period, Biogreen requires additional capital to meet the holding costs of the Project and the parties mutually agree to such expenditure:

(ix)          It may request the Company to provide a loan for the additional capital; and

(x)          If the Company agrees to provide that loan and requires that loan to be secured over the Project, then Biogreen will use its reasonable endeavours to procure second ranking security over the assets of the Project, ranking behind the existing security of lenders over the Project and subordinated in priority of repayments to those senior secured lenders.

In relation to the Option Period Payments, Biogreen declares that, on the date of this Option Agreement, Biogreen is an Australian resident for tax purposes.

Option Period Payments Failure
The Option will not lapse for failure to pay the Option Period Payments, unless:

the Company fails to pay the Option Period Payments; and

notice has been provided by Biogreen to the Company providing a remedy period of twenty-one (21) days (Remedy Period); and

the Company fails to pay the outstanding Option  Period Payments within the Remedy Period.

Relationship	Nothing contained in this Option Agreement otherwise constitutes either party as agent or partner of the other, or creates any agency or partnership for any purpose whatsoever.
Confidentiality
This Option Agreement and all other information disclosed by the parties to each other (Confidential Information) is confidential and each party shall ensure that the Confidential Information remains confidential, except that the parties may make disclosure.

to their professional advisers, but only to the extent necessary to give effect to this Option and the Asset Sale Agreement and subject to notify the other party of those advisers and obtaining confidentiality undertakings from  those advisers;

to any potential investors or funding partners or participants for the purpose of raising funds to ensure the Project can be successfully developed and completed and subject to notifying Biogreen of those potential investors and funding partners and obtaining confidentiality undertakings from those potential investors and funding partners;

with the written consent of the other party (which consent may be given or withheld in its  absolute discretion);

if required by law or the rules of any stock exchange;

in connection with legal proceedings relating to this Option or the Asset Sale Agreement; or

if  the  information  is  generally  and  publicly  available, except through breach of this Option or the Asset Sale Agreement.

Immediately upon receipt of a written request from the party to which the Confidential Information belongs or upon the termination of this Option Agreement, the other parties in possession of the Confidential Information will:

desist from using that Confidential Information for any purpose thereafter and immediately issue a direction that any of its Related Bodies Corporate (as defined in the Corporations Act 2001 (Cth)), Associates (as defined in the Corporations Act 2001 (Cth)), employees, officers, agents, professional advisers, consultants and authorised representatives do the same;

obtain and collect all physical and electronic forms of Confidential Information in its possession or under its control, or that which may be in the possession or control of its Related Bodies Corporate (as defined in the Corporations Act 2001 (Cth)), Associates (as defined in the Corporations Act 2001 (Cth)), employees, officers, agents, professional advisers, consultants and authorised representatives, and deliver to the party which the Confidential Information belongs to, or at the option of that party, permanently destroy that Confidential Information and certify that it has done so.

Further Assurance
Each party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other parties to effectively carry out and give effect to the terms and intentions of this Option Agreement.

Foreign Acquisitions and Takeovers Act
The Company represents and warrants that it is not a foreign person for the purposes of the Foreign Acquisitions and Takeovers Act (Cth) (the FATA)  and that notification and/or approval of the option Agreement and/or the Assets Sale Agreement is not required under the FATA. The Company indemnifies Biogereeen for any loss, cost, damage expense or claim which Biogreen incurs as a result of this representation and warranty being incorrect.

Governing Law
The agreement constituted by this Option Agreement shall be governed by and construed in accordance with the law from time to time in New South Wales. The parties agree to submit to the non-exclusive jurisdiction of the Courts of New South Wales and the Courts which hear appeals from those Courts.

Assignment
Excluding any assignment by the Company to its nominee, none of the parties may assign any of  the rights or obligations conferred by this Option Agreement without the prior consent of the other parties. The company that becomes the buyer pursuant to the Asset Sale Agreement must be a standalone entity whose sole business is to conduct the Project, until such time as the full Purchase Price has been paid out of profits from the Project.

Costs
Each party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Option Agreement.

The Company will pay any duty assessed on or in respect of this Option Agreement.

The Company will pay:

(a)     all costs of transferring Assets to the Company, obtaining third party consents and transferring any third- party agreements, including taxes, stamp duties, GST and other transaction taxes or regulatory costs applicable to such transfers; and

(b)     all costs (if any) incurred by Biogreen as a result of the Company requiring the consent of Biogreen to negotiations with any third party that requires the disclosure of confidential information (for example the costs of Biogreen obtaining legal advice in relation to such disclosure and any participation of Biogreen which is necessary or desirable in relation to such negotiations.

Notices
Each notice authorised or required to be given to a party shall be in writing and may be delivered  personally or sent by properly addressed prepaid mail in each case addressed to the party at its address set out in below:

In the case of Biogreen:

Email: richard.I.butler@gmail.com
Attention: Richard Butler

In the case of the Company:
Email: rjpoole@aphillip.com.au
Attention: Richard Poole

Severance
If any provision of this Option Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the Invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

Counterparts
This Option Agreement may be executed in any number of counterparts, each of which when executed and delivered to the other parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.

If the terms and conditions set out above are acceptable, please execute this Option Agreement in the approprtate place below.

EXECUTED by the parties on 18 December 2017

EXECUTED by ALBERTSON RESOURCES
PTY LTD
ACN 135 851 213
in accordance with section 127 of the
Corporations Act 2001 (Cth):

/s/ Richard Poole
Signature of director	Signature of director/company secretary

Richard Poole
Name of director	Name of director/company secretary

EXECUTED by BIOGREEN ENERGY PTY LTD
ACN 608 060 984
in accordance with section 127 of the
Corporations Act 2001 (Cth):

/s/ Richard Butler
Signature of director	Signature of director/company secretary

Richard Butler
Name of director	Name of director/company secretary